Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Actua

Investor Relations

610.727.6900

IR@actua.com

Actua Announces Agreement to Sell GovDelivery to an Investor Group Led by Vista Equity Partners for $153 Million in Cash

Radnor, PA - (September 26, 2016) - Actua Corporation (Nasdaq: ACTA) today announced that it has entered into a definitive agreement with an investor group led by Vista Equity Partners under which it will sell GovDelivery, the leading provider of cloud-based government communications software solutions, for $153 million in cash, subject to certain adjustments, including working capital, cash, debt and other items. The transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2016.

“This transaction demonstrates the significant value Actua delivers in growing SaaS businesses,” said Walter Buckley, Actua’s Chief Executive Officer. “Under the strong leadership of CEO Scott Burns, we have transformed GovDelivery into a valuable, high growth company, and are confident that the company will continue its impressive growth trajectory. Since our acquisition of the business in 2009 for $20 million, GovDelivery has assembled a first-class management team and built out an industry-leading platform for digital government communications with a strong competitive moat. Through the execution of a highly effective growth strategy, GovDelivery has increased revenues by nearly 600 percent.”

Upon completion of the transaction, Actua expects to realize net cash proceeds of approximately $132 million. A portion of the proceeds will be held in escrow and will be subject to potential indemnification claims. Actua does not expect to owe any non-reimbursable income taxes in connection with the transaction. Actua intends to use its proceeds from the transaction to enhance shareholder value, remaining focused on building our leading vertical cloud businesses and repurchasing shares.

About Actua

Actua Corporation (Nasdaq: ACTA), the multi-vertical cloud company, brings the power of the cloud to vertical markets and processes. Actua is pioneering the second wave of the SaaS revolution - the vertical wave - by growing cloud businesses that are transforming their markets. With over 900 employees delivering unrivaled domain knowledge, agility and responsiveness to our customers, Actua’s rapidly growing vertical cloud businesses are positioned to lead this wave. For the latest information about Actua and its brands, please go to www.actua.com.

About GovDelivery

Over one thousand public sector organizations use GovDelivery’s highly-secure cloud solutions every day to enhance the citizen experience for more than 100 million people. GovDelivery offers leading solutions for managing government communications, internal and external learning, and open data. The GovDelivery Network offers a unique and impactful way for public sector organizations to work together to cross promote content and increase digital reach. Organizations using GovDelivery see higher utilization of citizen services and greater citizen engagement. GovDelivery is an Actua company.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with more than $26 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, risks associated with our ability to compete successfully in highly-competitive, rapidly-developing markets, the valuation of public and private cloud-based businesses by analysts, investors and other market participants, the effect of economic conditions generally, capital spending by our customers, our ability to retain existing customer relationships and revenue streams and secure new ones, developments in the markets in which we operate and our ability to respond to those changes in a timely and effective manner, the availability, performance and security of our cloud-based technology, particularly in light of increased cybersecurity risks and concerns, our ability to retain key personnel, our ability to deploy capital effectively and on acceptable terms, our ability to successfully integrate any acquired business, the impact of any potential acquisitions, dispositions or other strategic transactions, our ability to have continued access to capital and to manage capital resources effectively, and other risks and uncertainties detailed in Actua’s filings with the U.S. Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.